FORM 4


Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940
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1.
Name and Address of Reporting Person*

2.
Issuer Name and Tickler or Trading Symbol

I-Sector Corporation

6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

X
Director
X
10% Owner

X
Officer (give title below)
___
Other (specify below)

__________________________________

Long, James H.
3.
I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.
Statement for Month/Year
06/30/2001

6401 Southwest Freeway

5.
If Amendment, Date of Original (Month/Year)

7.
Individual or Joint/Group Filing (Check Applicable Line)

X
Form filed by One Reporting Person

___
Form filed by More than One Reporting Person

Houston, Texas  77074
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned 1.
Title of Security
(Instr. 3)

2.
Transaction Date


(Month/Day/Year)

3.
Transaction Code
(Instr. 8)

4.
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.
Amount of Securities Beneficially Owned at End of Month

(Instr. 3 and 4)

6.
Ownership Form: Direct (D) or Indirect (I)
(Instr. 4)

7.
Nature of Indirect Beneficial Ownership


(Instr. 4)



Code
V
Amount
(A) or (D)
Price



Common Stock
06/04/2001
P

1000
A
1.01


D

Common Stock
06/08/2001
P

  450
A
1.00
2,048,450

D






























































































Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.
Title of Derivative Security
(Instr.3)

2.
Conversion or Exercise Price of Derivative Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction Code
(Instr. 8)

5.
Number of Derivative Securities Acquired (A) or Disposed of (D)
(Instr. 3, 4 and 5)

6.
Date Exerciseable and Expiration Date
(Month/Day/Year)

7.
Title and Amount of Underlying Securities
(Instr. 3 and 4)

8.
Price of Derivative Security
(Instr. 5)

9.
Number of Derivative Securities Beneficially Owned at End of Month
(Instr. 4)

10.
Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)

11.
Nature of Indirect Beneficial Ownership
(Instr. 4)




Code
V
(A)
(D)
Date Exercisable
Expiration Date
Title
Amount or Number of Shares










































































































































































Explanation of Responses:






/s/  James H. Long
**Signature of Reporting Person
06/29/2001
Date

Reminder:
Report on a separate line for each class of securities
beneficially owned directly or indirectly.
*
If the form is filed by more than one reporting person, see
Instruction 4(b)(v).
**
Intentional misstatements or omissions of facts constitute
Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure